Stifel Financial Corp. 1st Quarter 2008 Fiscal Year Earnings Conference Call May 12, 2008

Forward Statements This presentation may contain "forward-looking statements" that involve risks and uncertainties, including statements relating to the market opportunity and future business prospects of Stifel Financial Corp. and Stifel Nicolaus ("SF" or the "Company"). Actual results may differ materially and reported results should not be considered as an indication of future performance. Factors that could cause actual results to differ are included in the Company's Annual and Quarterly Reports and from time to time in other reports filed by the Company with the Securities and Exchange Commission. To supplement our financial statements presented in accordance with GAAP, the management uses certain non-GAAP measures of financial performance and liquidity. These non-GAAP measures are in addition to results prepared by the Company in accordance with GAAP, and should only be considered together with the Company's GAAP results. Certain statements in the following presentation relate to future results that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.

Business Highlights Net revenue of $211.5 million a 35% increase over the prior year first quarter and down slightly from the fourth quarter 2007. GAAP net income of $14.3 million, or $0.81 per diluted share, a 62% increase over the prior year first quarter and a 4% increase from the fourth quarter 2007. Core net income of $18.3 million, or $1.03 per diluted share, a 39% increase over the prior year first quarter and a 11% decrease from the fourth quarter 2007 Commission and principal transactions increased $64.7 million, 74% over the previous year first quarter. Asset management and service fees increased 56% to $30.3 million as compared to the prior year first quarter. For the three months ended March 31, 2008, utilizing Core earnings, pretax margin was 14%. For the three months ended March 31, 2008, utilizing Core earnings, annualized return on average equity was 17%. The number of Financial Advisors increased to 972 from 956. The Fixed Income Capital Markets segment recorded record net revenues of $44.0 million and record income before income taxes of $14.9 million.

Stifel Income Statement-Core Revenues

Stifel Income Statements

Segment Comparison-Excluding Acquisitions

Private Client Group Income Statement

Equity Capital Markets Income Statement

Fixed Income Capital Markets Income Statement

Banking Segment Income Statement

Other Segment Analysis

Reconciliation of GAAP to Core Earnings

GAAP to Core Earnings

Estimated/Actual Yealy Impact of Acquisition charges on Income statement

Estimated/Actual Quarterly Impact of Acquisition charges on Income statement

Balance Sheet Graphs

Capital Structure

Other Financial Data

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